Exhibi 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK REPORTS SECOND QUARTER RESULTS

ORDERS RISE 44 PERCENT TO $944 MILLION ON STRENGTH OF NEW COMPOSITE
CONTRACTS AND NASA BUSINESS

ATK NOW EXPECTS FY07 ORDERS OF APPROXIMATELY $3.6 BILLION

SALES UP 8 PERCENT TO $833 MILLION – ALL ORGANIC

ATK RAISES FY07 SALES FORECAST TO IN EXCESS OF $3.45 BILLION, INCREASES
CASH FLOW GUIDANCE AND NARROWS EPS RANGE TO $4.95-$5.05

Minneapolis, November 2, 2006 – Alliant Techsystems (NYSE: ATK) reported today that earnings per share in the second quarter rose to $1.15.  The second quarter results did not include a benefit for the R&D tax credit.  ATK’s prior EPS guidance of $1.17 included a benefit of five cents per share for the R&D tax credit.  The company believes that the R&D tax credit will be extended retroactively prior to the end of its fiscal year.

Sales for the quarter, which ended October 1, climbed eight percent to $833 million from $772 million in the prior year quarter.  Sales were driven entirely by organic growth.  Orders in the quarter were up 44 percent to $944 million from $656 million in the prior year period.  The company’s second quarter EBIT margin (earnings before interest and income taxes as a percent of sales) was 9.8 percent – up from 9.7 percent in the first quarter and on track for full-year EBIT performance of approximately 10 percent.  Due in part to the delay of the research and development tax credit extension, the company’s tax rate for the quarter was 37.8 percent compared to 34.5 percent in the prior year.

“I’m pleased with ATK’s strong second-quarter and believe we are well positioned to finish the fiscal year with double digit earnings growth, a strengthening orders profile and the momentum to sustain our growth,” said Dan Murphy, Chairman and Chief Executive Officer.  “We achieved several notable successes in the quarter including significant new positions in commercial aerospace and nuclear power generation.” said Murphy.

Key order highlights:

•                  Multi-year, multi-million dollar award for composite containment cases on the GEnx aircraft engine

•                  An initial $10 million award for rotor tubes used in a centrifuge operation to enrich uranium for nuclear power generation

•                  $41 million to provide the U.K. with anti-tank barrier systems

•                  $83 million in medium-caliber ammunition

•                  $66 million in small-caliber ammunition

Additional business highlights:

•                  Completed a $300 million convertible security offering which allows the company to fully fund its pension plan in FY07

•                  Completed the repurchase of 2.6 million shares of stock during the quarter for approximately $202 million.

•                  The company’s senior secured debt was raised to investment grade status (Baa3) by Moody’s Investors Services

•                  The successful test firing of a Kinetic Energy Interceptor (KEI) first stage motor

•                  The formation of an ATK, Lockheed Martin, and Pratt & Whitney Rocketdyne team to pursue the upper stage of the Ares I launch vehicle

Earnings per share for the first six months of fiscal year 2007 increased nine percent to $2.24 compared to $2.06 a year ago.    The prior year results included tax benefits of 9 cents per share.  Sales for the first half of fiscal year 2007 rose more than eight percent to $1.66 billion from $1.53 billion in the prior year.  First half orders reached $1.56 billion, a 16 percent increase from $1.34 billion reported in the prior year.

Year-to-date operating cash is $5 million compared to $116 million in the prior year quarter.  The decrease reflects ATK’s previously announced capital deployment strategy to fully fund its employee pension plan obligations.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the year to date and the quarter ending on October 1, 2006.

Net Sales and Income before Interest, Income Taxes, and Minority Interest

(Dollars in Thousands)

Sales:

	Quarters Ended				Six Months Ended
	October 1, 2006	October 2, 2005	$ Change	% Change	October 1, 2006	October 2, 2005	$ Change	% Change

Mission Systems Group	$288,166	$270,415	$17,751	6.6%	$559,028	$543,362	$15,666	2.9%
Ammunition Systems Group	282,653	252,009	30,644	12.2%	569,587	499,014	70,573	14.1%
Launch Systems Group	262,236	249,668	12,568	5.0%	526,858	486,708	40,150	8.2%
Total external sales	$833,055	$772,092	$60,963	7.9%	$1,655,473	$1,529,084	$126,389	8.3%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended			Six Months Ended
	October 1, 2006	October 2, 2005	Change	October 1, 2006	October 2, 2005	Change

Mission Systems Group	$26,385	$21,346	$5,039	$53,491	$43,331	$10,160
Ammunition Systems Group	26,194	23,873	2,321	46,014	44,387	1,627
Launch Systems Group	35,427	36,744	(1,317)	73,073	67,446	5,627
Corporate	(6,087)	(3,699)	(2,388)	(11,281)	(6,719)	(4,562)
Total	$81,919	$78,264	$3,655	$161,297	$148,445	$12,852

Note:  The net expense of Corporate primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters (as well as stock option expenses and elimination of intercompany profits.)

QUARTERLY SEGMENT RESULTS

ATK operates three principal business groups: Ammunition Systems Group; Launch Systems Group; and Mission Systems Group.

AMMUNITION SYSTEMS

Sales from the Ammunition Systems Group increased 12 percent to $283 million from $252 million in the prior year quarter, led by an 18 percent rise in civil ammunition sales and continued

strength in the company’s military small-caliber ammunition business.  Based on the strength of the Group’s civil ammunition sector through the first half of the year, ATK now believes that sales growth for the Group will exceed 10 percent.

Second quarter earnings before interest and taxes (operating profit) for the Ammunition Systems Group were $26 million, compared to $24 million in the prior year quarter.  This reflects the growth of civil ammunition and medium-caliber ammunition.  The company continues to expect full-year operating margins in the Ammunition Systems Group of more than 9 percent.

LAUNCH SYSTEMS

Sales from the Launch Systems Group increased five percent to $262 million versus $250 million in the prior year quarter.  This increase reflects new sales from NASA’s Ares I program.  ATK continues to expect mid-single-digit growth for the full year.

Second quarter operating profit for the Launch Systems Group was $35 million compared to $37 million in the prior year.  This reflects reductions in sales and margins on ordnance programs and Orion motors, partially offset by increased volume and favorable contract performance on strategic programs.  The company continues to expect full-year margins in the Launch Systems Group of approximately 14 percent.

MISSION SYSTEMS

Mission Systems sales increased seven percent to $288 million compared to $270 million in the prior year quarter.  The increased sales were driven by new sales from the recently announced GEnx contract, higher AAR-47 missile warning system volumes, increases in sales from the company’s aircraft integration business, and higher sales in large-caliber ammunition.  These were partially offset by expected lower sales from advanced weapons. ATK expects that the Mission Systems Group will achieve mid single-digit organic growth for the full year.

Second quarter operating profit was $26 million, up from $21 million in the previous year.   The increase reflects improved margins in electronic warfare and fuzing programs as well as the elimination of fuze restructuring costs associated with the consolidation of fuze operations in West Virginia.  The company continues to expect operating margins for the full year of more than 9 percent.

OUTLOOK

Based on better visibility into the remainder of the fiscal year, ATK is raising its full-year FY07 sales estimate and narrowing its EPS range to the upper end of its previous guidance.  ATK now expects sales to exceed $3.45 billion.  It previously expected sales to exceed $3.4 billion.  ATK is also raising its FY07 orders guidance to approximately $3.6 billion, up from prior guidance of $3.3 billion. The company now expects full-year EPS in a range of $4.95 - $5.05.  The previous guidance range was $4.90 - $5.05.  ATK is raising its guidance related to cash flow from operations to $35 million, from $25 million.  ATK’s cash guidance includes the impact of the planned $385 million pension contribution this year, partially offset by expected tax benefits.

The company expects average share count of less than 35 million in FY07.  The effective tax rate is expected to be approximately 35 percent (assuming the research and development tax credit is extended retroactively to the beginning of the company’s fiscal year.).  Pension expenses are expected to be approximately $70 million.

ATK is a $3.4 billion advanced weapon and space systems company employing approximately 15,000 people in 22 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s Space Shuttle program; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		SIX MONTHS ENDED
	October 1,	October 2,	October 1,	October 2,
(In thousands except per share data)	2006	2005	2006	2005

Sales	$833,055	$772,092	$1,655,473	$1,529,084
Cost of sales	672,852	621,647	1,343,912	1,245,236
Gross profit	160,203	150,445	311,561	283,848
Operating expenses:
Research and development	13,894	14,196	25,551	24,077
Selling	22,657	19,309	47,455	37,285
General and administrative	41,733	38,676	77,258	74,041
Total operating expenses	78,284	72,181	150,264	135,403
Income before interest, income taxes, and minority interest	81,919	78,264	161,297	148,445
Interest expense	(17,851)	(17,044)	(34,686)	(34,514)
Interest income	341	241	544	368
Income before income taxes and minority interest	64,409	61,461	127,155	114,299
Income tax provision	24,337	21,207	48,137	36,716
Income before minority interest	40,072	40,254	79,018	77,583
Minority interest, net of income taxes	145	102	218	211
Net income	$39,927	$40,152	$78,800	$77,372

Earnings per common share:
Basic	$1.17	$1.08	$2.27	$2.09
Diluted	1.15	1.07	2.24	2.06

Average number of common shares	34,187	37,027	34,767	37,026
Average number of common and dilutive shares	34,612	37,646	35,196	37,625

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	October 1, 2006	March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$12,614	$9,090
Net receivables	728,445	738,909
Net inventories	184,416	139,876
Deferred income tax assets	86,088	77,848
Other current assets	43,069	53,728
Total current assets	1,054,632	1,019,451
Net property, plant, and equipment	447,859	453,958
Goodwill	1,163,186	1,163,186
Prepaid and intangible pension assets	78,771	82,254
Deferred charges and other non-current assets	184,172	183,131
Total assets	$2,928,620	$2,901,980
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$2,099	$63,036
Current portion of long-term debt	27,000	29,596
Line of credit borrowings	37,000	—
Accounts payable	172,056	165,955
Contract advances and allowances	67,782	49,667
Accrued compensation	95,439	114,537
Accrued income taxes	—	23,710
Other accrued liabilities	164,153	224,443
Total current liabilities	565,529	670,944
Long-term debt	1,382,500	1,096,000
Deferred income tax liabilities	78,829	2,909
Postretirement and postemployment benefits liability	173,396	175,314
Minimum pension liability	104,934	212,258
Other long-term liabilities	116,410	116,197
Total liabilities	2,421,598	2,273,622
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares Issued and outstanding 32,918,140 shares at October 1, 2006 and 35,207,335 at March 31, 2006	329	352
Additional paid-in-capital	459,556	472,861
Retained earnings	1,007,321	928,521
Unearned compensation	—	(2,760)
Accumulated other comprehensive loss	(339,535)	(333,136)
Common stock in treasury, at cost, 8,636,921 shares held at
October 1, 2006 and 6,347,726 at March 31, 2006	(620,649)	(437,480)
Total stockholders’ equity	507,022	628,358
Total liabilities and stockholders’ equity	$2,928,620	$2,901,980

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED
(In thousands)	October 1, 2006	October 2, 2005
Operating activities
Net income	$78,800	$77,372
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	34,066	34,137
Amortization of intangible assets	4,218	4,362
Amortization of deferred financing costs	1,630	1,937
Deferred income taxes	70,976	6,762
(Gain) loss on disposal of property	(84)	266
Minority interest expense, net of income taxes	218	211
Share-based plans expense	18,310	10,183
Excess tax benefits from share-based plans	(2,049)	—
Changes in assets and liabilities:
Net receivables	10,464	16,814
Net inventories	(44,540)	(20,227)
Accounts payable	12,887	(60,292)
Contract advances and allowances	18,115	13,244
Accrued compensation	(18,243)	(8,471)
Accrued income taxes	(24,858)	36,318
Pension and other postretirement benefits	(180,253)	(9,604)
Other assets and liabilities	25,276	13,339
Cash provided by operating activities	4,933	116,351
Investing activities
Capital expenditures	(35,569)	(20,430)
Proceeds from the disposition of property, plant, and equipment	510	1,371
Cash used for investing activities	(35,059)	(19,059)
Financing activities
Change in cash overdrafts	(60,937)	(6,092)
Net borrowings on line of credit	37,000	—
Payments made on bank debt	(13,500)	(280,053)
Payments made to extinguish debt	(2,596)	—
Proceeds from issuance of long-term debt	300,000	270,000
Purchase of call options	(50,850)	—
Sale of warrants	23,220	—
Payments made for debt issuance costs	(6,344)	(699)
Net purchase of treasury shares	(208,027)	(69,908)
Proceeds from employee stock compensation plans	13,635	14,508
Excess tax benefits from share-based plans	2,049	—
Cash provided by (used for) financing activities	33,650	(72,244)
Increase in cash and cash equivalents	3,524	25,048
Cash and cash equivalents - beginning of period	9,090	12,772
Cash and cash equivalents - end of period	$12,614	$37,820